May 1, 2014

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “J.P. Morgan Service Providers”) hereby agree to waive fees owed to each J.P. Morgan Service Provider or to reimburse the Fund listed on Schedule A for the time periods so indicated. The J.P. Morgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Fund’s business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The J.P. Morgan Service Providers understand and intend that the Fund will rely on this agreement in preparing and filing its registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMorgan Funds Management, Inc.
JPMorgan Distribution Services, Inc.

By:

Accepted by:
JPMorgan Trust I

By:

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SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
Security Capital U.S Core Real Estate Fund	Class A	December 31	1.18%	April 30, 2015
	Class C		1.68%	April 30, 2015
	Select		0.93%	April 30, 2015
	Class R2		1.43%	April 30, 2015
	Class R5		0.73%	April 30, 2015
	Class R6		0.68%	April 30, 2015

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